EXHIBIT 10.38

MASTER CREDIT FACILITY AGREEMENT

THIS MASTER CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of the 2nd day of March, 2004 by and among (i) Mid-America Apartments, L.P., a Tennessee limited partnership, Mid-America Apartment Communities, Inc., a Tennessee corporation and Mid-America Apartments of Texas, L.P., a Texas limited partnership (individually and collectively, “Borrower”), and (ii) Prudential Multifamily Mortgage, Inc., a Delaware corporation (“Lender”).

RECITALS

A.           Borrower owns one or more Multifamily Residential Properties (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.

B.           Borrower has requested that Lender make a $11,720,000 loan in favor of Borrower.

C.           To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Initial Loan, Borrower shall create a Collateral Pool in favor of Lender. The Collateral Pool shall be comprised of (i) second or third priority Security Instruments on the Multifamily Residential Properties listed on Exhibit A and (ii) any other Security Documents executed by Borrower pursuant to this Agreement or any other Loan Documents.

D.           Each Security Document shall be cross-defaulted (i.e., a default under any Security Document, or under this Agreement, shall constitute a default under each other Security Document, and this Agreement) and cross-collateralized (i.e., each Security Instrument shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that, in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of the Note in connection with such exercise and any such amount shall be applied as determined by Lender in its sole and absolute discretion.

E.            Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to make the Initial Loan to Borrower.

NOW, THEREFORE, Borrower and Lender, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:

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ARTICLE I

THE LOANS

SECTION 1.01 The Loans. Subject to the terms, conditions and limitations of this Agreement, Lender agrees to make a Loan (“Initial Loan”) to the Borrower in an amount not exceeding $11,720,000 on the Initial Closing Date. After the Initial Closing Date, Lender may agree, in its sole discretion from time to time, to make one or more additional Loans to the Borrower subject to such terms and conditions as Lender may require in its sole discretion. The Initial Loan and any such additional Loan (a “Future Loan”) shall be evidenced by the Note.

Section 1.02 Loan Periods. The term of each Loan shall be divided into periods as follows:

(a)         Partial Month Period. If the Closing Date of a Loan is not the first day of a calendar month, the period from the Closing Date to the end of that calendar month is the “Partial Month Period.” For example, if the Loan is made on August 16, the end of the Partial Month Period is August 31.

(b)          Discount Periods. After the Partial Month Period (if any) or if the Closing Date of a Loan is the first day of a calendar month, the remainder of the term of the Loan shall be divided into Discount Periods. A “Discount Period” shall mean the period beginning on the first day of a calendar month and ending on the first day of the calendar month three months later. The first Discount Period after a Partial Month Period shall begin on the first day of the calendar month after the month in which the Closing Date occurs. Any other Discount Period shall begin on the last day of the prior Discount Period (which shall be the first day of a calendar month). The Lender agrees that the Borrower may request a Discount Period of one or two calendar months duration for a timing purpose to accommodate the sale of a Multifamily Residential Property financed by the related Loan or some other similar timing purpose. In no event shall any Discount Period begin or end after the Termination Date. To continue the example set out in (a), the beginning of the first Discount Period is September 1 and the last day of that Discount Period is December 1. The beginning of the next Discount Period after that is December 1 and the last day of that Discount Period is March 1 of the following year.

Section 1.03 Discount Mortgage Backed Security. Each Loan will be funded during a Discount Period by the issuance of a discount mortgage backed security (“DMBS”). The principal amount of the Loan shall be equal to the sum of (i) the price (“Price”) of the DMBS for the Discount Period and (ii) the discount (“Discount”) of the DMBS for the Discount Period. The Price is equal to the proceeds of the sale of the DMBS and the Discount is an amount equal to the difference between (i) the face amount of the DMBS and (ii) the Price of the DMBS. The proceeds of the Loan made available by Lender to Borrower on the first day of the Loan shall equal the Price of the initial DMBS issued for the first Discount Period. Each DMBS shall be issued for a term of three months. The issuance date (“MBS Issue Date”) for each DMBS shall be the first day of a calendar month and the maturity date for each DMBS shall be the first day of the calendar month after such three month term. For example, the maturity date for a DMBS issued on December 1 is March 1.

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SECTION 1.04 Interest, Discount and Fees on Loans.

(a)         Partial Month Period Interest. If the Loan has a Partial Month Period, Borrower shall pay interest on the principal amount of the Loan for the Partial Month Period at a rate per annum equal to the greater of (1) the Coupon Rate as determined in accordance with Section 1.05 and (2) a rate determined by Lender, based on Lender’s cost of funds and approved in advance, in writing, by Borrower, pursuant to the procedures mutually agreed upon by Borrower and Lender.

(b)        Discount. Each Loan shall be treated as a discount loan for each Discount Period. Borrower shall pay to Lender, in advance of the Discount Period, the entire Discount for the Loan for the upcoming Discount Period. If, for a Loan, the amount of the Discount for the DMBS for the following Discount Period is greater than the Discount for the DMBS for the current Discount Period, then, not less than two Business Days prior to the end of the current Discount Period, the Borrower shall pay to Lender the aggregate amount of such difference. If the amount of the Discount for the new DMBS is less than the Discount for the outstanding DMBS, the aggregate amount of such difference shall be credited against the regular monthly payment due on the first day of the following Discount Period.

(c)          Loan Fee. Borrower shall also pay monthly installments of the Loan Fee to Lender for each Loan for each Discount Period. The Loan Fee shall be payable in advance, in accordance with the terms of the Note. The first installment shall be payable on or prior to the Closing Date for the Loan and shall apply to the first full calendar month of the first Discount Period beginning with or first occurring after the Closing Date. Subsequent installments shall be payable on the first day of each calendar month, commencing on the first day of the second full calendar month of the first Discount Period until the Loan is paid in full. Each installment of the Loan Fee shall be in an amount equal to the product of (1) the Loan Fee, (2) the Price of the Loan during such Discount Period, and (3) 1/12.

SECTION 1.05 Coupon Rates for a Loan. The Coupon Rate for a Loan shall equal the sum of (1) an interest rate as determined by Lender (rounded to three places) payable for the DMBS pursuant to the DMBS Commitment (“DMBS Imputed Interest Rate”)and (2) the Loan Fee.

SECTION 1.06 Maturity of Loan. The entire unpaid principal of a Loan will be due and payable by the Borrower on the first to occur of:

(a)          the last day of a Discount Period unless, not less than five Business Days prior to the maturity date of the outstanding DMBS funding for that Loan for that Discount Period, the Borrower has requested in writing that the outstanding DMBS be renewed with a new DMBS by sending the Lender a completed and executed Rate Form in accordance with Section 1.07;

(b)	the Termination Date; and

(c)	the maturity date for a Loan established in the Note.

SECTION 1.07 Rate Setting for a Loan for a Discount Period.

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(a)          The Borrower may request Lender to renew a DMBS for an additional Discount Period after the then current Discount Period by sending a completed and executed Rate Form to Lender not less than five Business Days prior to the end of the current Discount Period.

(b)          If the Borrower has requested that an outstanding DMBS be renewed with a new DMBS, then not less than four Business Days prior to the end of the current Discount Period, Lender shall notify Borrower of the Discount on the new DMBS to be issued on such maturity date by sending Borrower a form confirming the terms and conditions of the new DMBS (the “Rate Confirmation Form”). Borrower shall execute and return the Rate Confirmation Form to Lender not later than three Business Days prior to the end of the current Discount Period. The Lender’s failure to send the Rate Confirmation Form shall not affect in any way the obligation of the Borrower to repay the Loan in accordance with this Agreement, the Note and the other Loan Documents.

SECTION 1.08 Breakage and other Costs. If Lender obtains, and then fails to fulfill, a commitment by an investor to purchase the DMBS for the next Discount Period (“DMBS Commitment”) because the DMBS is not renewed (for a reason other than Lender’s default), the Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the DMBS Commitment. The Lender reserves the right to require the Borrower to post a deposit at the time the DMBS Commitment is obtained. Such deposit shall be refundable to the Borrower upon the delivery of the related DMBS.

ARTICLE II

ALLOCABLE FACILITY AMOUNT AND VALUATIONS

SECTION 2.01 Determination of Allocable Facility Amount and Valuations.

(a)          Initial Determinations. On the Initial Closing Date, Lender shall determine (i) the Allocable Facility Amount and Valuation for each Mortgaged Property and (ii) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio. The initial determinations made pursuant to this subsection shall remain in effect until the first anniversary of the Initial Closing Date.

(b)          Periodic Determinations. From and after the first anniversary of the Initial Closing Date, Lender shall make the following determinations:

(1)          Once each Calendar Quarter, within 20 Business Days after Borrower has delivered to Lender the reports required in Section 2.2(4) of the Master Reimbursement Agreement, Lender shall determine the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio.

(2)          If Lender reasonably decides that changed market or property conditions warrant, Lender shall determine Allocable Facility Amounts and Valuations.

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(3)          Lender shall also redetermine Allocable Facility Amounts to take account of any addition, release or substitution of Collateral or other event which invalidates the outstanding determinations.

In determining Valuations, Lender shall use Cap Rates (as such term is defined in the Master Reimbursement Agreement) based on its internal survey and analysis of cap rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower. If Lender is unable to determine a Cap Rate for a Mortgaged Property, Lender shall have the right, not more than once annually, to obtain a market study in order to establish a Cap Rate. Lender shall promptly disclose its determinations to Borrower. Until redetermined, the outstanding Allocable Facility Amounts and Valuations shall remain in effect.

ARTICLE III

COLLATERAL CHANGES/TERMINATION OF FACILITY

SECTION 3.01 Right to Obtain Releases of Collateral. Subject to the terms and conditions of this Article, Borrower shall have the right to obtain a release of Collateral from the Collateral Pool as follows:

(a)          Request. To obtain a release of Collateral from the Collateral Pool, Borrower may deliver a Release Request to Lender; provided, however, that no Mortgaged Property may be released from the Collateral Pool unless it is simultaneously released from the “Collateral Pool” established under the Master Reimbursement Agreement, and a Release Request with respect to any Mortgaged Property shall not be effective unless it is delivered simultaneously and in conjunction with a “Release Request” with respect to such Mortgaged Property under the Master Reimbursement Agreement. All Loans Outstanding allocated by Lender to a particular Mortgaged Property, including any associated premiums and termination fees, must be paid in full on or prior to the date of redemption of any Bonds issued to finance such Mortgaged Property.

(b)          Closing. If all conditions precedent to the release of the Mortgaged Property contained in Section 4.04 and all General Conditions contained in Section 4.01 are satisfied, Lender shall cause the Release Property to be released, simultaneously with the release of the related Collateral Release Property under the Master Reimbursement Agreement, by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents. Borrower shall prepare the Release Documents and submit them to Lender for its review.

(c)          Release Price. The Release Price for each Mortgaged Property shall be the “Release Price” for such Mortgaged Property under the Master Reimbursement Agreement, and shall be calculated and applied as provided in Section 6.2 of the Master Reimbursement Agreement.

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SECTION 3.02 Right to Terminate Agreement. Subject to the terms and conditions of this Article, Borrower shall have the right to terminate this Agreement and to repay the Loans as follows.

(a)          Request. To terminate this Agreement and to repay the Loans, Borrower shall deliver a Termination Request to Lender.

(b)          Closing. If all conditions precedent contained in Section 4.05 are satisfied, this Agreement shall terminate, and Lender shall cause all of the Collateral to be released from the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within 30 Business Days after Lender’s receipt of the Termination Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Termination Documents.

ARTICLE IV

CONDITIONS PRECEDENT TO ALL REQUESTS

SECTION 4.01 Conditions Applicable to All Requests. The obligation of Lender to close the transaction requested in a Request shall be subject to the following general conditions precedent (“General Conditions”) in addition to any other conditions precedent contained in this Agreement:

(a)          Payment of Expenses. The payment by Borrower of Lender’s and Fannie Mae’s reasonable fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses contained in Section 7.03.

(b)          No Material Adverse Change. There has been no material adverse change in the financial condition, business or prospects of Borrower or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Loan, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and the Mortgaged Properties).

(c)          No Default. There shall exist no Event of Default or Potential Event of Default on the Closing Date for the Request and, after giving effect to the transaction requested in the Request, no Event of Default or Potential Event of Default shall have occurred.

(d)          No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that Borrower is not insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its

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ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(e)          No Untrue Statements. The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.

(f)           Representations and Warranties. All representations and warranties made by Borrower in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request.

(g)          No Condemnation or Casualty. There shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against any Mortgaged Property and there shall not have occurred any casualty to any improvements located on any Mortgaged Property, which casualty would have a material adverse effect on the continued operations of such Mortgaged Property.

(h)          Delivery of Closing Documents. The receipt by Lender of the following, each. dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i)	A Compliance Certificate;

(ii)	An Organizational Certificate; and

(iii)         Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(i)           Covenants. Borrower is in full compliance with each of the covenants contained in Article VI of this Agreement, without giving effect to any notice and cure rights of Borrower.

SECTION 4.02 Conditions Precedent to the Initial Loan. The obligation of Lender to make the Initial Loan is subject to the following conditions precedent:

(a)	Receipt by Lender of the fully executed Loan Request;

(b)          Fully executed original copies of each Loan Document required pursuant to Section 4.01 or 4.03 to be executed in connection with the Request, duly executed and delivered by the parties thereto (other than Lender), each of which shall be in full force and effect.

(c)          Favorable opinions of counsel to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require.

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(d)          Receipt by Lender at least five (5) days prior to the Initial Closing Date, of the confirmation of a Hedge commitment;

(e)	Receipt by Lender of Hedge Documents, effective as of the Initial Closing Date;

(f)           Delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, of all applicable Loan Documents required by Lender, including duly executed and delivered original copies of the Note, the Security Instruments covering the Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(g)          The receipt by Lender of the first installment of Loan Fee and the entire Discount payable by Borrower pursuant to Section 1.04(c);

(h)          Receipt by Lender of the Origination Fee pursuant to Section 7.01 and the Due Diligence Fee pursuant to Section 7.02; and

(i)	Receipt by Borrower of the conventional Rate Confirmation Form.

SECTION 4.03 Delivery of Property-Related Documents. With respect to each of the Mortgaged Properties, it shall be a condition precedent that Lender receive each of the following, each dated as of the Closing Date for the Initial Loan in form and substance satisfactory to Lender in all respects:

(a)          A favorable opinion of local counsel to Borrower or Lender as to the enforceability of the Security Instrument, and any other Loan Documents, executed in connection with the Request.

(b)          A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the Initial Loan.

(c)          The Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property.

(d)	The Survey applicable to the Mortgaged Property.

(e)          Evidence satisfactory to Lender of compliance of the Mortgaged Property with property laws as required by Sections 205 and 206 of Part III of the DUS Guide.

(f)	An Appraisal of the Mortgaged Property.

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(g)          A Replacement Reserve Agreement, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents.

(h)          A Completion/Repair and Security Agreement, together with required escrows, on the standard form required by the DUS Guide.

(i)           An Assignment of Management Agreement, on the standard form required by the DUS Guide.

(j)           An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law.

SECTION 4.04 Conditions Precedent to Release of Property from the Collateral Pool. The obligation of Lender to release a Property from the Collateral Pool by executing and delivering the Release Documents on the Closing Date, are subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)          Satisfaction of the conditions precedent to the release of the Property contained in Section 6.3 of the Master Reimbursement Agreement (including without limitation, receipt by Lender of the Release Price);

(b)          Receipt by Lender on the Closing Date of one or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;

(c)          If required by Lender, amendments to the Note and the Security Instruments, reflecting the release of the Release Property from the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by Lender;

(d)          If Lender determines the Release Property to be one phase of a project, and one or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must determine that the Remaining Mortgaged Properties can be operated separately from the Release Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary. In making this determination, Lender shall evaluate whether the Remaining Mortgaged Properties comply with the terms of Sections 203 and 208 of Part III of the DUS Guide;

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(e)          Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release; and

(f)           Receipt by Lender on the Closing Date of a Confirmation of Obligations, dated as of the Closing Date, signed by Borrower, pursuant to which Borrower confirms its obligations under the Loan Documents.

SECTION 4.05 Conditions Precedent to Termination of Agreement. The right of Borrower to terminate this Agreement and repay the Loans and Lender’s obligation to execute and deliver Release Documents for each of the Mortgaged Properties (the “Termination Documents”) on the Closing Date are subject to the following conditions precedent:

(a)          Payment by Borrower in full of all of the Loans Outstanding on the Closing Date, including any associated prepayment premiums or other amounts due under the Note and all other amounts owing by Borrower to Lender under this Agreement; and

(b)	Receipt by Lender of the Termination Fee.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LENDER

SECTION 5.01 Representations and Warranties of Lender. Lender hereby represents and warrants to Borrower as follows:

(a)          Due Organization. Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          Power and Authority. Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c)          Due Authorization. The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated thereby, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

SECTION 6.01. Representations and Warranties of Borrower. The Borrower hereby makes for the benefit of Lender, at all times during the Term of this Agreement, the representations and warranties set forth in this Section 6.01.

(a)          Due Organization and Qualification Each Borrower is a limited partnership or corporation duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to do business, and is in good standing, in each state in which it owns a Mortgaged Property and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would

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adversely affect the validity of, the enforceability of, or the ability of the Borrower to perform its obligations under, this Agreement and the other Loan Documents. Each General Partner is a duly organized and validly existing corporation duly qualified to do business in and in good standing under the laws of the State of Tennessee or the State of Delaware, as applicable, and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity, the enforceability, or the ability of any Borrower to perform its obligations under this Agreement and the other Loan Documents. The Borrower’s principal place of business, principal office and office where they keep their books and records as to the Collateral is located at the address set out in Section 14.08.

(b)         Power and Authority Each Borrower has the requisite power and authority (i) to own its property and to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Obligations hereunder and under the other Loan Documents and (ii) to execute and deliver this Agreement and the other Loan Documents and to carry out the transactions contemplated by this Agreement and the other Loan Documents.

(c)         Due Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary action and proceedings by or on behalf of the Borrower, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of the Borrower as a condition to the valid execution, delivery and performance by the Borrower of this Agreement or any of the other Loan Documents, except for such approvals and filings by or with each Issuer (as defined in the Master Reimbursement Agreement) in connection with the transactions to be effected by the Loan Documents which have been obtained or made and which are in full force and effect as of the date hereof.

(d)        Valid and Binding Obligations. This Agreement and the other Loan Documents to which the Borrower is a party have been duly authorized, executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or by equitable principles or by the exercise of discretion by any court.

(e)         Non-contravention; No Liens. Neither the execution and delivery of this Agreement and the other Loan Documents, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the other Loan Documents nor the performance of the Obligations:

(i)         does or will conflict with or result in any breach or violation of any Applicable Law enacted or issued by any Governmental Authority or other agency having jurisdiction over the Borrower, any of the Mortgaged Properties or any other portion of the Collateral or other assets of the Borrower, or any judgment or order applicable to the Borrower or to which the Borrower, any of the Mortgaged Properties or other assets of the Borrower are subject;

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(ii)        does or will conflict with or result in any material breach or violation of, or constitute a default under, any of the terms, conditions or provisions of the Borrower’s Organizational Documents, any indenture, existing agreement or other instrument to which the Borrower is a party or to which the Borrower, any of the Mortgaged Properties or any other portion of the Collateral or other assets of the Borrower are subject;

(iii)       does or will result in or require the creation of any Lien on all or any portion of the Collateral or any of the Mortgaged Properties, except for the Permitted Liens; or

(iv)       does or will require the consent or approval of any creditor of the Borrower, any Governmental Authority or any other Person except such consents or approvals which have already been obtained.

(f)         Pending Litigation or Other Proceedings. There is no pending or, to the best knowledge of the Borrower, threatened action, suit, proceeding or investigation, at law or in equity, before any court, board, body or official of any Governmental Authority or arbitrator against or affecting any Borrower, any Mortgaged Property or any other portion of the Collateral or other assets of the Borrower, which, if decided adversely to the Borrower, would have, or may reasonably be expected to have, a Material Adverse Effect or would adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes. The Borrower is not in default with respect to any order of any Governmental Authority.

(g)        Master Reimbursement Agreement. Each of the Borrower’s representations and warranties related to the Mortgaged Properties contained in the Master Reimbursement Agreement and the other Borrower Documents is true and correct as of the date hereof.

(h)        Reliance. The Borrower acknowledges, represents and warrants that it understands the nature and structure of the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the cross-collateralization and cross-default of the Obligations), that it is familiar with the provisions of all of the documents and instruments relating to such transactions; that it understands the risks inherent in such transactions, including the risk of loss of all or any of the Mortgaged Properties; and that it has not relied on Lender for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Agreement or any other Loan Document or otherwise relied on Lender in any manner in connection with interpreting, entering into or otherwise in connection with this Agreement, any other Loan Document or any of the matters contemplated hereby or thereby.

(i)          Compliance with Applicable Laws. The Borrower is in compliance with Applicable Law, including all Governmental Approvals, if any, except for such items of noncompliance that, singly or in the aggregate, have not had and are not reasonably expected to cause, a Material Adverse Effect.

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SECTION 6.02 Affirmative Covenants of the Borrower. Each Borrower enters into the covenants and agreements with Lender set forth in this Section 6.02. Each Borrower covenants and agrees that continuously during the Term of this Agreement:

(a)          Compliance with the Loan Documents. The Borrower shall comply with all the terms and conditions of the Loan Documents to which it is a party or by which it is bound; provided, however, that the Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document and shall use its best efforts to cause the Trustee at all times to comply with the terms of the Bond Documents to which it is a party.

(b)          Maintenance of Existence. The Borrower shall maintain its existence and continue to be a limited partnership or corporation, as the case may be, organized under the laws of the state of its organization. The Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

(c)          Compliance with Master Reimbursement Agreement. The Borrower shall comply with each of its covenants with respect to the Mortgaged Properties made in the Master Reimbursement Agreement.

(e)          Warranty of Title. The Borrower shall warrant and defend (a) the title to each Mortgaged Property and every part of each Mortgaged Property, subject only to Permitted Liens, and (b) the validity and priority of the lien of the applicable Loan Documents, subject only to Permitted Liens, in each case against the claims of all Persons whatsoever. The Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Mortgaged Property, other than with respect to a Permitted Lien, is claimed by others.

(f) Defense of Actions. The Borrower shall appear in and defend any action or proceeding purporting to affect the security for this Agreement or the rights or powers of Lender hereunder or under the Loan Documents, and shall, pursuant to Section 14.03 of this Agreement, pay all costs and expenses, including the cost of evidence of title and reasonable attorneys’ fees, in any such action or proceeding in which Lender may appear. If the Borrower fails to perform any of the covenants or agreements contained in this Agreement or any Loan Document, or if any action or proceeding is commenced that is not diligently defended by the Borrower which affects in any material respect Lender’s interest in any Mortgaged Property or any part thereof, including eminent domain, code enforcement or proceedings of any nature whatsoever under any Applicable Law, whether now existing or hereafter enacted or amended, then Lender may, but without obligation to do so and without notice to or demand upon the Borrower and without releasing the Borrower from any Obligation, make such appearances, disburse such sums and take such action as Lender deems necessary or appropriate to protect Lender’s interest, including disbursement of attorney’s fees, entry upon such Mortgaged Property to make repairs or take other action to protect the security of said Mortgaged Property, and payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Lender appears to be prior or superior to the Loan Documents. In the event (i) that any Security Instrument is

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foreclosed in whole or in part or that any Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, or (ii) of the foreclosure of any mortgage, deed to secure debt, deed of trust or other security instrument prior to or subsequent to any Security Instrument or any Loan Document in which proceeding Lender is made a party or (iii) of the bankruptcy of the Borrower an assignment by the Borrower for the benefit of their respective creditors, the Borrower shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including actual attorneys’ fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(g)          Document Taxes. If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, the Borrower shall pay all such Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit the Borrower from paying the Document Taxes to or for Lender, the Borrower shall enter into such further instruments as may be permitted by law to obligate the Borrower to pay such Document Taxes.

(h)            Further Assurances. The Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

SECTION 6.03 Negative Covenants of the Borrower. The Borrower will not take, or omit to take, any action that, if taken or omitted would be a violation or breach of its covenants set forth in the Master Reimbursement Agreement or the other Borrower Documents.

ARTICLE VII

FEES AND EXPENSES

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SECTION 7.01 Origination Fees. Borrower shall pay to Lender an origination fee (“Origination Fee”) equal to $87,900.00 (which is equal to the product obtained by multiplying (i) the Initial Loan ($11,720,000), by (ii) .75%).

SECTION 7.02 Due Diligence Fees.

Borrower shall pay to Lender due diligence fees with respect to the Mortgaged Properties in an amount not to exceed $16,000 per property.

Borrower has previously paid to Lender a portion of the Due Diligence Fees and shall pay the remainder of the Due Diligence Fees to Lender on the Initial Closing Date. Any portion of the Due Diligence Fee paid to Lender not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

SECTION 7.03 Legal Fees and Expenses.

(a)          Initial Legal Fees. Borrower shall pay, or reimburse Lender for, all out-of-pocket legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.

(b)          Fees and Expenses Associated with Requests. Borrower shall pay, or reimburse Lender for, all reasonable costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request. The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs. Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request, or, as the case may be, after demand by Lender when Lender determines that such Request will not close.

SECTION 7.04 Failure to Close any Request. If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.

SECTION 7.05 MBS-Related Costs. Borrower shall pay to Lender, within 30 days of demand, all reasonable fees and expenses incurred by Lender or Fannie Mae in connection with the issuance of any DMBS backed by a Loan, including the fees charged by The Depository Trust Company and State Street Bank or any successor fiscal agent or custodian.

ARTICLE VIII

EVENTS OF DEFAULT

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SECTION 8.01 Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a)          the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein; or

(b)          the failure by Borrower to pay when due any amount payable by Borrower under the Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses; or

(c)          the failure by Borrower to perform or observe any covenant contained in Article VI, provided that such period shall be extended for up to 30 additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within 30 days after receipt of notice from Lender; or

(d)          any warranty, representation or other written statement made by or on behalf of Borrower contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e)          if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by Borrower seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower shall deny that it has any further liability or obligation hereunder or thereunder; or

(f)           (i) the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein, or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claim title to such materials, fixtures, or articles; or

(g)          the failure by Borrower to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (f) above, or in any other Loan Document, within 30 days after receipt of written notice from Lender identifying such failure;

(h)          The occurrence of an Event of Default as defined in the Master Reimbursement Agreement or any of the Reimbursement Security Documents.

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ARTICLE IX

REMEDIES

SECTION 9.01 Remedies; Waivers. Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower):

(a)          by written notice to Borrower, to be effective upon dispatch, declare the principal of, and interest on, the Loans and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the principal of, and interest on, the Loans and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(b)          Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.

(c)          Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

SECTION 9.02 Waivers; Rescission of Declaration. Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

SECTION 9.03 Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations. If Borrower fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (i) disbursement of reasonable attorneys’ fees, (ii) entry upon the Mortgaged Property to make repairs and replacements, (iii) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (iv) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease. Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of Borrower secured by the Loan Documents. Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Loan unless collection from Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law. Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder.

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SECTION 9.04 No Remedy Exclusive. Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

SECTION 9.05 No Waiver. No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

SECTION 9.06 No Notice. To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.

ARTICLE X

RIGHTS OF FANNIE MAE

SECTION 10.01 Special Pool Purchase Contract. Borrower acknowledges that Fannie Mae is entering into an agreement with Lender (“Special Pool Purchase Contract”), pursuant to which, inter alia, (i) Lender shall agree to assign all of its rights under this Agreement to Fannie Mae, (ii) Fannie Mae shall accept the assignment of the rights, (iii) subject to the terms, limitations and conditions contained in the Special Pool Purchase Contract, Fannie Mae shall agree to purchase a 100% participation interest in each Loan issued under this Agreement by issuing to Lender an DMBS, in the amount and for a term equal to the Loan purchased and backed by an interest in the Note and the Collateral Pool securing the Note, (iv) Lender shall agree to assign to Fannie Mae all of Lender’s interest in the Note and Collateral Pool securing the Note, and (v) Lender shall agree to service the loans evidenced by the Note.

SECTION 10.02 Assignment of Rights. Borrower acknowledges and consents to the assignment to Fannie Mae of all of the rights of Lender under this Agreement and all other Loan Documents, including the right and power to make all decisions on the part of Lender to be made under this Agreement and the other Loan Documents, but Fannie Mae, by virtue of this assignment, shall not be obligated to perform the obligations of Lender under this Agreement or the other Loan Documents.

SECTION 10.03 Replacement of Lender. At the request of Fannie Mae, Borrower and Lender shall agree to the assumption by another lender designated by Fannie Mae (which lender shall meet Fannie Mae’s then current standards for lenders for credit facilities of the type and size of the credit facility evidenced by this Agreement), of all of the obligations of Lender under this Agreement and the other Loan Documents, and/or any related servicing obligations, and, at Fannie Mae’s option, the concurrent release of Lender from its obligations under this Agreement and the other Loan Documents, and/or any related servicing obligations, and shall execute all releases, modifications and other documents which Fannie Mae determines are necessary or desirable to effect such assumption.

SECTION 10.04 Fannie Mae and Lender Fees and Expenses. Borrower agrees that any provision providing for the payment of fees, costs or expenses incurred or charged by Lender

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pursuant to this Agreement shall be deemed to provide for Borrower’s payment of all reasonable fees, costs and expenses incurred or charged by Lender or Fannie Mae in connection with the matter for which fees, costs or expenses are payable.

SECTION 10.05 Third-Party Beneficiary. Borrower hereby acknowledges and agrees that Fannie Mae is a third party beneficiary of all of the representations, warranties and covenants made by Borrower to, and all rights under this Agreement conferred upon, Lender, and, by virtue of its status as third-party beneficiary and/or assignee of Lender’s rights under this Agreement, Fannie Mae shall have the right to enforce all of the provisions of this Agreement against Borrower.

ARTICLE XI

LIMITS ON PERSONAL LIABILITY

SECTION 11.01. Recourse Obligations, Termination of Personal Liability, and Exceptions to Limits on Personal Liability.

(a)                  Full Recourse Except as provided in Section 11.01(b), each Borrower is and shall remain jointly and severally personally liable to Lender for the payment and performance of all Obligations throughout the term of this Agreement.

(b)                 Termination of Personal Liability. The provisions of Section 11.01(a) shall be null and void upon the written notice of Borrower to Lender of its election to render such provisions null and void, provided that (i) Borrower’s full recourse liability under the Master Reimbursement Agreement shall have been terminated upon satisfaction of the terms and conditions of Section 3.13(2) of the Master Reimbursement Agreement and (ii) the new borrower required by Section 3.13(2) of the Master Reimbursement Agreement executes and delivers an assumption agreement satisfactory in form and substance to Lender assuming all of the obligations of Borrower under this Agreement and the Loan Documents and delivers to Lender any legal opinions, certificates, recordations and endorsements to title policies or other documents required by Lender.

(c)                 Exceptions to Limits on Personal Liability. Upon termination of personal liability of Borrower pursuant to Section 11.01(b), Borrower shall be personally liable to Lender on a joint and several basis for repayment of amounts due under this Agreement and the other Loan Documents equal to any loss or damage suffered by Lender as a result of (1) failure of any Borrower to pay to Lender upon written demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the applicable Security Instruments encumbering such Mortgaged Property and the amount of all security deposits collected by any Borrower from tenants then in residence; (2) failure of any Borrower to apply all insurance proceeds and condemnation proceeds as required by each Security Instrument encumbering each Mortgaged Property; (3) failure of any Borrower to comply in all material respects with the covenant set forth in Section 2.2(4) of the Master Reimbursement Agreement relating to the delivery of books and records, statements, schedules and reports; (4) fraud or written material

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misrepresentation by any Borrower or any officer, director, partner, member or employee of any Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; (5) failure to apply the rents, profits, issues, products and income of each Mortgaged Property received or collected by or on behalf of the Borrower (the “Rents and Profits”), first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Borrower Documents (as defined in the Master Reimbursement Agreement) and the Loan Documents (except that any Borrower will not be personally liable (i) to the extent that such Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding or otherwise under the Loan Documents, or (ii) with respect to Rents and Profits of any Mortgaged Property that are distributed in any Calendar Quarter if such Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter); or (6) failure of the Borrower to pay any and all documentary stamp taxes, intangible taxes and other taxes, impositions, fees and charges due on or with respect to the Note, the Obligations, this Agreement and/or any of the other Loan Documents.

(d)                 Full Recourse After Termination of Personal Liability. Upon termination of personal liability of each Borrower pursuant to Section 11.01(b), each Borrower shall become personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default: (1) any Borrower’s acquisition of any property or operation of any business not permitted by Section 33 of the Security Instruments; or (2) a breach of any covenant set forth in Section 2.7 of the Master Reimbursement Agreement.

(e)                  Permitted Transfer Not Release. No Transfer by the Key Principal of its Ownership Interests in any Borrower shall release any Borrower from liability under this Article, this Agreement or any other Loan Document, unless Lender shall have approved the Transfer and shall have expressly released the Borrower in connection with the Transfer.

(f)                  Miscellaneous. To the extent that Borrower has personal liability under this Section, Lender may exercise its rights against Borrower personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or applicable law. For purposes of this Article, the term “Mortgaged Property” shall not include any funds that (1) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (2) are owned by Borrower and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

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ARTICLE XII

INTEREST RATE PROTECTION

SECTION 12.01 Interest Rate Protection.

(a)          The Initial Hedge. To protect against fluctuations in interest rates, Borrower shall make arrangements for a Hedge to be in place and maintained at all times with respect to the Loans. The Hedge for the Loans shall be a Cap (as defined in the Master Reimbursement Agreement) for the Initial Hedge Period.

(b)          Subsequent Hedges. A Subsequent Hedge shall be required for the remaining term of the Loans, upon the expiration of the Cap in place for the Initial Hedge Period. Any Subsequent Hedge shall be for a period beginning not later than the expiration of the prior Cap and ending on the Termination Date.

SECTION 12.02. Hedge Terms. Each Hedge shall:

(a)          provide for a notional principal amount equal at all times to the outstanding principal balance of the Loans; if the principal amount of the Loans Outstanding decreases, Borrower may amend the Hedge or Hedges to provide for a decrease in the notional amount to an amount equal to the reduced amount of the principal amount, provided that Lender gives its prior written approval to the documents reflecting the amendment (which approval shall not be unreasonably withheld, delayed or conditioned);

(b)	be in effect for the entire term of the Loans;

(c)          provide for a notional interest rate not greater than the lowest interest rate that would result in the ratio of

(i)

the aggregate Net Operating Income for the Mortgaged Properties, minus the portion thereof required to satisfy the Coverage and LTV Tests (as defined in the Master Reimbursement Agreement (determined for this purpose using only the scheduled debt service for the Bond loans and the outstanding principal amount of the Bonds)), to

(ii)	Facility Debt Service

of not less than 1.10 to 1 (the “Hedge Rate”);

(d)          require the counterparty to make interest payments on the notional principal amount at a rate equal to the amount by which Coupon Rate exceeds the Hedge Rate;

(e)          require the counterparty to make such interest payments to an account pledged to Lender pursuant to the Hedge Security Agreement; and

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(f)           be evidenced, governed and secured on terms and conditions, and pursuant to documentation (the “Hedge Documents”), in form and content acceptable to Fannie Mae, and with a counterparty approved by Fannie Mae.

SECTION 12.03 Hedge Security Agreement; Delivery of Hedge Payments. Pursuant to a Hedge Security Agreement, Lender shall be granted an enforceable, perfected, first priority lien on and security interest in each Hedge and payments due under the Hedge (including scheduled and termination payments) in order to secure Borrower’s obligations to Lender under this Agreement. With respect to each Hedge, the Hedge Security Agreement must be delivered by Borrower to Lender no later than the effective date of the Hedge.

SECTION 12.04 Termination. Borrower shall not terminate, transfer or consent to any transfer of any existing Hedge without Lender’s prior written consent as long as Borrower is required to maintain a Hedge pursuant to this Agreement; provided, however, that if, and at such time as, the term of the Loans terminates, Borrower shall have the right to terminate the existing Hedge with respect to the Loans.

SECTION 12.05 Performance Under Hedge Documents. Borrower agrees to comply fully with, and to otherwise perform when due, its obligations under, all applicable Hedge Documents and all other agreements evidencing, governing and/or securing any Hedge arrangement contemplated under this Article XII. Borrower shall not exercise, without Lender’s prior written consent, and shall exercise, at Lender’s direction, any rights or remedies under any Hedge Document, including without limitation the right of termination.

ARTICLE XIII

JOINT AND SEVERAL OBLIGATIONS; CROSS GUARANTY AND OTHER INTERBORROWER MATTERS

SECTION 13.01 Joint and Several Obligation; Cross-Guaranty. Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the provisions of Section 13.10), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower, each Borrower, on a joint and several basis, hereby irrevocably guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-claim or defense based upon any claim any Borrower may have against Lender or any other Borrower.

SECTION 13.02 Waivers by Borrower and Other Rights

(a)         The obligations of each Borrower under this Article XIII shall survive any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the Security Instruments. The obligations of each Borrower under this

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Article XIII shall be performed without demand by Lender and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of this Agreement, Note, the Security Instruments, or any other Borrower Document, and without regard to any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Borrower hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Article XIII and agrees that its obligations shall not be affected by any circumstances, whether or not referred to in this Article XIII, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Borrower hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder. Without limiting the generality of the foregoing, each Borrower hereby waives, to the fullest extent permitted by law, diligence in collecting the indebtedness of such Borrower to Lender, any rights or defenses based upon an offset by any Borrower against any obligation now or hereafter owed to such Borrower by any other Borrower, presentment, demand for payment, protest, all notices with respect to this Agreement and the Note which may be required by statute, rule of law or otherwise to preserve Lender's rights against such Borrower under this Article XIII, including notice of acceptance, notice of any amendment of any Borrower Document, notice of the occurrence of any default, potential Event of Default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, and notice of the incurring by any Borrower of any obligation or indebtedness. Each Borrower also waives, to the fullest extent permitted by law, all rights to require Lender to (a) proceed against any Borrower or any other guarantor of the Borrower's payment or performance with respect to the Obligations, (b) proceed against or exhaust any Collateral held by Lender to secure the repayment of the obligations, or (c) pursue any other remedy it may now or hereafter have against any Borrower. It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and other Documents and that but for the provisions of this Article XIII and such waivers Lender would decline to enter into this Agreement.

(b)        At any time or from time to time any number of times, without notice to any Borrower in its capacity as guarantor and without affecting the liability of any Borrower, (a) the time for payment of the principal of or interest on the Note may be extended or the Note may be renewed in whole or in part; (b) the time any Borrower’s performance of or compliance with any covenant or agreement contained in this Agreement, the Note, the Security Instruments or any other Loan Document, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (c) the maturity of the Note may be accelerated as provided in this Agreement, the Note, the Security Instruments, or any other Loan Document; (d) the Note, the Security Instruments, or any other Loan Document may be modified or amended by Lender and any Borrower in any respect, including an increase in the principal amount; and (e) and security for the Note may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Note.

SECTION 13.03 No Impairment. Each Borrower agrees that the provisions of this Article XIII are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

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SECTION 13.04 No Subrogation. No Borrower shall have the right of, and hereby waives any claim for, subrogation contribution, indemnity or reimbursement against any other Borrower or any General Partner of any other Borrower by reason of any payment by such Borrower under this Article XIII, whether such right or claim arises at law or in equity or under any contract or statute or otherwise, until the Obligations have been paid in full.

SECTION 13.05 Subordination of Subrogation, Etc Each Borrower hereby irrevocably and unconditionally agrees that in the event that, notwithstanding Section 13.04 hereof, to the extent its agreement and waiver set forth in Section 13.04 is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower by virtue of this Article XIII, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower pursuant to this Article XIII, shall be and such rights, claims and indebtedness are hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest (including post-petition interest in any case under the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article XIII, and hereby assigns such rights or indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.

SECTION 13.06 Election of Remedies.

(a)         Lender, in its discretion, may (a) bring suit against any one or more Borrower, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (b) compromise or settle with any one or more Borrower, or any other Person, for such consideration as Lender may deem proper; (c) release one or more Borrower, or any other Person, from liability; and (d) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article XIII. Nothing contained in this paragraph shall in any way affect or impair the rights or obligations of any Borrower with respect to any other Borrower.

(b)        If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss or any rights of subrogation which each Borrower might otherwise have had but for such action by Lender.

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Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Section 13.06, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Lender might otherwise be entitled but for such bidding at any such sale.

SECTION 13.07 Subordination of Other Obligations.

(a)         Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article XIII (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 13.07(b) hereof.

(b)        Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default or any other event or condition which would constitute an Event of Default after notice or lapse of time or both has occurred and is continuing under all the Loan Documents, then payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with and provided that such Borrower and each other Borrower make such payment in full. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Lender, including the right to file proofs of claim and to vote thereon in connection with any case under the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in

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violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.

SECTION 13.08 Insolvency and Liability of Other Borrower. So long as any of the Obligations are outstanding, if a petition under the Bankruptcy Code is filed by or against any Borrower, each other Borrower agrees to file all claims against such Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by such Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Borrower any amounts received in excess of the amount necessary to pay the Obligations. Such Borrower hereby assigns to Lender all of such Borrower’s rights to all such payments to which such Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:

(a)        the release or discharge of any other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or

(b)        the impairment, limitation or modification of the liability of any other Borrower or the estate of any other Borrower in bankruptcy resulting from the operation of any present or future provisions of the Bankruptcy Code or other statute or from the decision in any court.

SECTION 13.09 Preferences, Fraudulent Conveyances, Etc If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each other Borrower’s liability to Lender shall continue in full force and effect, or each other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment. In addition, each other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded. The provisions of this Section 13.09 shall survive the termination of the Loan Documents and any

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satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

SECTION 13.10 Maximum Liability of Each Borrower. Notwithstanding anything contained in this Agreement or any of the Loan Documents to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents exceed the limitations imposed under any Fraudulent Transfer Law (as hereinafter defined), then such liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the other Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of indebtedness to any other Borrower or any other Person that is an Affiliate of the other Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement including the Contribution Agreement.

SECTION 13.11 Liability Cumulative. The liability of each Borrower under this Article XIII is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any other Borrower.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

SECTION 14.01 Counterparts. To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

SECTION 14.02 Amendments, Changes and Modifications. This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

SECTION 14.03 Payment of Costs, Fees and Expenses. Borrower shall pay, on demand, all reasonable fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a)          Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).

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(b)          Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower in connection with this Agreement or any of the transactions contemplated by this Agreement.

(c)          The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.

(d)        Any disclosure documents, including fees payable to any rating agencies, including the reasonable fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Loans. However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender. Any attorneys’ fees and expenses payable by Borrower pursuant to this Section shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Any amounts payable by Borrower pursuant to this Section, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents. Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Loan unless collection from Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law. The provisions of this Section are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section.

SECTION 14.04 Payment Procedure. All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Washington, D.C. time) on the date when due.

SECTION 14.05 Payments on Business Days. In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

SECTION 14.06 Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial. NOTWITHSTANDING ANYTHING IN THE NOTE, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF EACH BORROWER

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UNDER THE NOTE, AND EACH BORROWER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (1) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (2) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE DISTRICT OF COLUMBIA UNIFORM COMMERCIAL CODE AND (3) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED. BORROWER AGREES THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTE, THE SECURITY DOCUMENTS OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTE, THE SECURITY DOCUMENTS OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. EACH BORROWER IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTE, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER TO PERSONAL JURISDICTION WITHIN DISTRICT OF COLUMBIA. EACH BORROWER (I) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO

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ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, EACH BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO EACH BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S FREE WILL.

SECTION 14.07 Severability In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

SECTION 14.08 Notices.

(a)          Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(1)          personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(2)          sent by Federal Express (or other similar overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(3)          sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (1) or (2) above within two Business Days) (any notice so delivered shall be deemed to have been received (i) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (ii) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);

addressed to the parties as follows:

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As to Borrower:

c/o Mid-America Apartment Communities, Inc.

6584 Poplar Avenue

Suite 300

Memphis, Tennessee 38138

Attention:	Simon R.C. Wadsworth
Chief Financial Officer
Telecopier No.	(901) 682-6667

with a copy to:

Bass, Berry & Sims PLC

The Tower at Peabody Place

100 Peabody Place

Suite 900

Memphis, Tennessee 38103-3672

Attention:	John A. Stemmler, Esq.

Telecopy No.:	(901) 543-5999

As to Lender:

Prudential Multifamily Mortgage, Inc.

C/o Prudential Asset Resources

2200 Ross Avenue, Suite 4900 E

Dallas, Texas 75201

Attention:	Asset Management Department
Telecopy No.:	(214) 777-4556

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with a copy to:

Prudential Multifamily Mortgage, Inc.

8401 Greensboro Drive

Suite 200

McLean, Virginia 22102

Attention:	Laura Eckhardt

Telecopy No.: (703) 610-1422

and

Prudential Multifamily Mortgage, Inc.

Four Embarcadero Center

Suite 2700

San Francisco, California 94111

Attention: Harry N. Mixon, Esq.

Telecopy No.:	(415) 956-2197

As to Fannie Mae:

Fannie Mae

3900 Wisconsin Avenue, N.W.

Washington, D.C. 20016-2899

Attention:	Vice President for

Multifamily Asset Management

Telecopy No.: (301) 280-2065

with a copy to:

Arent Fox Kintner Plotkin & Kahn, PLLC

1675 Broadway

New York, NY 10019

Attention:	David L. Dubrow, Esq.

Telecopy No.: (212) 484-3990

(b)          Change of Notice Address. Any party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

SECTION 14.09 Further Assurances and Corrective Instruments

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(a)          Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b)          Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Loans, Borrower shall provide, or cause to be provided to Lender, at their cost and expense, such documentation or information. Borrower shall execute and deliver to Lender such documentation, including any amendments, corrections, deletions or additions to the Note, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

(c)          Compliance with Investor Requirements. Without limiting the generality of subsection (a), Borrower shall do anything necessary to comply with the reasonable requirements of Lender to enable Lender to sell the DMBS backed by a Loan.

SECTION 14.10 Term of this Agreement. This Agreement shall continue in effect until the later of the Termination Date and the payment of all amounts owing to Lender hereunder.

SECTION 14.11 Assignments; Third-Party Rights. No Borrower shall assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender. Lender may assign its rights and obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae, but may not delegate its obligations under this Agreement unless required to do so pursuant to Section 10.03.

SECTION 14.12 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 14.13 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

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SECTION 14.14 Interpretation. The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents. Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.

SECTION 14.15 Standards for Decisions, Etc. Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion. Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

SECTION 14.16 Decisions in Writing. Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Borrower

MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership

By:	Mid-America Apartment Communities, Inc., a Tennessee corporation, its sole General Partner

By: __________________________

Simon R. C. Wadsworth

Executive Vice President

MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation

By: __________________________

Simon R. C. Wadsworth

Executive Vice President

MID-AMERICA APARTMENTS OF TEXAS, L.P., a Texas limited partnership

By:	MAC of Delaware, Inc., a Delaware corporation, its sole General Partner

By: __________________________

John A. Good

Assistant Secretary

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Lender

PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware Corporation

By:

Name:	Sharon D. Singleton
Title:	Vice President - Closing Officer

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APPENDIX I

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Aggregate Debt Service Coverage Ratio” has the meaning given such term in the Master Reimbursement Agreement.

“Aggregate Loan to Value Ratio” has the meaning given such term in the Master Reimbursement Agreement.

“Agreement” means the Master Credit Facility Agreement, as it may be amended, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

“Allocable Facility Amount” has the meaning given to such term in the Master Reimbursement Agreement.

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.

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“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Borrower Documents” has the meaning given such term in the Master Reimbursement Agreement.

“Business Day” means a day on which Fannie Mae is open for business.

“Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Calendar Year” means the 12-month period from the first day of January to and including the last day of December, and each 12-month period thereafter.

“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Pool” means all of the Collateral.

“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit C to the Agreement.

“Confirmation of Obligations” has the meaning given such term in the Master Reimbursement Agreement.

“Coupon Rate” means, with respect to a Loan, the imputed interest rate determined by Lender pursuant to Section 1.05.

“Discount” shall have the meaning set forth in Section 1.03.

“Discount Period” shall have the meaning set forth in Section 1.02(b).

“DMBS” shall have the meaning set forth in Section 1.03.

“DMBS Commitment” shall have the meaning set forth in Section 1.08.

“DMBS Imputed Interest Rate” shall have the meaning set forth in Section 1.05.

“DUS Guide” means the Fannie Mae Multifamily Delegated Underwriting and Servicing (DUS) Guide, as such Guide may be amended from time to time, including exhibits to the DUS Guide and amendments in the form of Lender Memos, Guide Updates and Guide Announcements (and, if such Guide is no longer used by Fannie Mae,

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the term “DUS Guide” as used in the Agreement means the Fannie Mae Multifamily Negotiated Transactions Guide, as such Guide may be amended from time to time, including amendments in the form of Lender Memos, Guide Updates and Guide Announcements). All references to specific articles and sections of, and exhibits to, the DUS Guide shall be deemed references to such articles, sections and exhibits as they may be amended, modified, updated, superseded, supplemented or replaced from time to time.

“DUS Underwriting Requirements” means the overall underwriting requirements for Multifamily Residential Properties as set forth in the DUS Guide.

“Event of Default” means any event defined to be an “Event of Default” under Article VIII.

“Facility Debt Service” means, as of any specified date, the amount of interest and principal amortization, during the 12 month period immediately succeeding the specified date, with respect to the Loans Outstanding on the specified date, except that, for these purposes each Loan shall be deemed to require level monthly payments of principal and interest (at the Coupon Rate for the Loan) in an amount necessary to fully amortize the original principal amount of the Loan over [30] years, with such amortization deemed to commence on the first day of the 12 month period.

“Fannie Mae” means the federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. § 1716 et seq.

“Future Loan” shall have the meaning set forth in Section 1.01.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” shall have the meaning set forth in Article IV.

“Hedge” means an interest rate cap agreement satisfying the requirements of Article XII.

“Hedge Arrangement” means any interest rate swap, interest rate cap or other arrangement, contractual or otherwise, which has the effect of an interest rate swap or interest rate cap or which otherwise (directly or indirectly, derivatively or synthetically) hedges interest rate risk associated with being a debtor of variable rate debt or any agreement or other arrangement to enter into any of the above on a future date or after the occurrence of one or more events in the future.

“Hedge Documents” has the meaning set forth in Section 12.02.

“Hedge Rate” has the meaning set forth in Section 12.02.

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“Hedge Security Agreement” means, with respect to a Hedge, the Interest Rate Hedge Security, Pledge and Assignment Agreement between Borrower and Lender, for the benefit of Lender, as such agreement may be amended, modified, supplemented or restated from time to time.

“Initial Closing Date” means the date of the Agreement.

“Initial Hedge Period” means the period from the Initial Closing Date to five years thereafter.

“Initial Loan” means the Loan made on the Initial Closing Date in the amount of $11,720,000.

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Key Principal” has the meaning given to such term in the Master Reimbursement Agreement.

“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender” shall have the meaning set forth in the first paragraph of the Agreement, but shall refer to any replacement Lender if the initial Lender is replaced pursuant to the terms of Section 10.03.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Loan” or “Loans” means the Initial Loan and any Future Loan.

“Loan Documents” means this Agreement, the Note, the Security Documents, all documents executed by Borrower pursuant to the General Conditions set forth in Article IV of the Agreement and any other documents executed by a Borrower from time to time in connection with the Agreement or the transactions contemplated by this Agreement.

“Loan Fee” means 67 basis points per annum (0.67%) for the Loans Outstanding on or before the fifth anniversary of the Initial Closing Date, and for any Loan made after the fifth anniversary of the Initial Closing Date, the number of basis points per

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annum determined by Lender on or before such fifth anniversary as the Loan Fee for such Loan.

“Loan Request” means a written request, substantially in the form of Exhibit G to the Agreement for the Initial Loan.

“Loan Year” means the 12-month period from the first day of the first calendar month after the Initial Closing Date to and including the last day before the first anniversary of the Initial Closing Date, and each 12-month period thereafter.

“Master Reimbursement Agreement” means the Master Reimbursement Agreement dated as of June 1, 2001, as amended, among the Borrower and Fannie Mae, as the same may be amended, modified, supplemented or restated from time to time.

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of the Borrower, (b) the present or future ability of the Borrower to perform the Obligations for which it is liable, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.

“MBS Delivery Date” means the date on which an MBS is delivered by Fannie Mae.

“MBS Issue Date” shall have the meaning set forth in Section 1.03.

“Mortgaged Properties” means the Multifamily Residential Properties described on Exhibit A to the Agreement and which represent the Multifamily Residential Properties which are made part of the Collateral Pool on the Initial Closing Date

“Multifamily Residential Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to the requirements of Chapter 2 of Part III of the DUS Guide (Property Requirements).

“Note” means the promissory note, in the form attached as Exhibit A to the Agreement, which has been issued by Borrower to Lender to evidence Borrower’s obligation to repay Loans.

“Obligations” means the aggregate of the obligations of Borrower under the Agreement and the other Loan Documents.

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“Organizational Certificate” means a certificate from Borrower to Lender, in the form of Exhibit D to the Agreement, certifying as to certain organizational matters with respect to Borrower.

“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.

“Outstanding” means, when used in connection with promissory notes, other debt instruments or Loans, for a specified date, promissory notes or other debt instruments which have been issued, or Loans which have been made, but have not been repaid in full as of the specified date.

“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“Partial Month Period” shall have the meaning set forth in Section 1.02(a).

“Permitted Liens” means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (ii) the Security Instrument encumbering the Mortgaged Property, and (iii) any other Liens approved by Lender.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Potential Event of Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Price” shall have the meaning set forth in Section 1.03.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Confirmation Form” means the completed and executed document from Lender to Borrower pursuant to Section 1.07(b), substantially in the form of Exhibit F to the Agreement.

“Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 1.07(a), substantially in the form of Exhibit E to the Agreement, specifying the terms and conditions of the DMBS to be issued for the requested Loan.

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“Reimbursement Security Documents” has the meaning given such term in the Master Reimbursement Agreement.

“Release Documents” means instruments, in the form customarily used by Fannie Mae for releases in the jurisdiction governing the perfection of the security interest being released, releasing the applicable Security Instruments as a lien on the applicable Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements perfecting a lien on the portion of the applicable Mortgaged Property comprised of personal property and such other documents and instruments as the Borrower may reasonably request evidencing the release of the applicable Collateral from any lien securing the Obligations (including a termination of any restriction on the use of any accounts relating to the applicable Mortgaged Property) and the release and return to the Borrower of any and all escrowed amounts relating thereto.

“Release Price” shall have the meaning set forth in Section 3.01(c).

“Release Request” means a written request, substantially in the form of Exhibit H to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.01(a).

“Remaining Mortgaged Properties” shall have the meaning set forth in Section 4.04(d).

“Replacement Reserve Agreement” means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with the requirements of the DUS Guide.

“Request” means a Loan Request, a Release Request or a Termination Request.

“Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.

“Security Documents” means the Security Instruments, the Replacement Reserve Agreements and any other documents executed by Borrower from time to time to secure any of Borrower’s obligations under the Loan Documents.

“Security Instrument” means, for each Mortgaged Property, a separate second or third priority Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located. The amount secured by the Security Instrument shall be equal to the Loans.

“Surveys” means the as-built surveys of the Mortgaged Properties prepared in accordance with the requirements of Part III, Section 113 of the DUS Guide, or otherwise approved by Lender.

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“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term of this Agreement” shall be determined as provided in Section 14.10.

“Termination Date” means March 1, 2014.

“Termination Documents” has the meaning set forth in Section 4.05

“Termination Fee” means, with respect to a termination of this Agreement pursuant to Article V, an amount equal to the greater of (a) 1% of the principal balance of the Loans immediately prior to such termination and (b) the product obtained by multiplying--

(1)	the reduction in the Loans by
(2)	67 basis points by
(3)	the present value factor calculated using the following formula:

1 - (1 + r)-n

r

[r = Yield Rate

n =        the number of years (counting any partial year as a full year) remaining between the Closing Date for the reduction in the Loans and the Termination Date.]

The “Yield Rate” means the rate, determined as of the Initial Closing Date, on the U.S. Treasury security having a maturity closest to the Termination Date.

“Termination Request” means a written request, substantially in the form of Exhibit I to the Agreement, to terminate the Agreement and repay the Loans pursuant to Section 3.02.

“Title Company” means Fidelity National Title Insurance Company of NewYork.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to the requirements of Part III, Section 111 of the DUS Guide, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, whether or not required by the DUS Guide, including variable credit endorsements, if

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available, and tie-in Endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in Sections 6(a)(i) and 6(a)(iii) of the Stipulations and Conditions of the policy) equal to the Loans.

“Valuation” has the meaning given such term in the Master Reimbursement Agreement.

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SECTION 2.01 DETERMINATION OF ALLOCABLE FACILITY AMOUNT AND VALUATIONS	4
SECTION 4.04 CONDITIONS PRECEDENT TO RELEASE OF PROPERTY FROM THE COLLATERAL POOL	9
SECTION 4.05 CONDITIONS PRECEDENT TO TERMINATION OF AGREEMENT	10
ARTICLE V	10
REPRESENTATIONS AND WARRANTIES OF LENDER	10

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SECTION 5.01 Representations and Warranties of Lender	10
ARTICLE VI	11
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER	11

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LIMITS ON PERSONAL LIABILITY	19
SECTION 11.01. RECOURSE OBLIGATIONS, TERMINATION OF PERSONAL LIABILITY, AND EXCEPTIONS TO LIMITS ON PERSONAL LIA	19
ARTICLE XII	21
INTEREST RATE PROTECTION	21
SECTION 12.01 Interest Rate Protection	21
SECTION 12.02. Hedge Terms	21

SECTION 12.03 HEDGE SECURITY AGREEMENT; DELIVERY OF HEDGE PAYMENTS	22
SECTION 12.04 Termination	22
SECTION 12.05 Performance Under Hedge Documents	22
ARTICLE XIII	23

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SECTION 14.05 Payments on Business Days	29
SECTION 14.06 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	29
SECTION 14.07 Severability	31
SECTION 14.08 Notices	31
SECTION 14.09 FURTHER ASSURANCES AND CORRECTIVE INSTRUMENTS	33
SECTION 14.10 Term of this Agreement	33
SECTION 14.11 Assignments; Third-Party Rights	33
SECTION 14.12 Headings	34
SECTION 14.13 General Interpretive Principles	34
SECTION 14.14 Interpretation	34
SECTION 14.15 Standards for Decisions, Etc	34
SECTION 14.16 Decisions in Writing	34
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